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                                                                   EXHIBIT 10.24

                                 [EXABYTE LOGO]

     THIS EXABYTE PURCHASE AGREEMENT ("Agreement"), dated this 3rd day of February, 1999, between Singapore Shinei Sangyo PTE, Ltd., a ____________ corporation, having its principal place of business at 31 Joo Koon Circle, Jurong Town, Singapore 629108 ("Seller"), and Exabyte Corporation, a Delaware corporation, located at 1685 38th Street, Boulder, Colorado 80301 ("Exabyte"), also known as the Parties, shall be effective as of the date last signed below.

     WHEREAS, Seller agrees to sell Product (as hereinafter defined) to Exabyte upon request, subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the promises and agreements contained herein, the Parties agree as follows:

1. DEFINITIONS

Whenever used in this Agreement, the following terms shall have their meanings as assigned below, except where the context clearly requires otherwise.

     1.1. "Confidential Information" has the meaning stated in Section 7 of this Agreement.

     1.2. "Exabyte" and "Seller" also mean, in addition to the entities as described in the above opening paragraph, any other entity controlling, controlled by or under common control with the respective Party, but only so long as such control exists.

     1.3. "Funded Tooling" means any device used in the manufacture of Product paid for partially or wholly by Exabyte. See Appendix V.

     1.4. "Product" means the product and other items manufactured, assembled or sold by Seller to Exabyte which are defined by the specifications set forth in Exhibit A ("Specifications") and listed in Appendix I of this Agreement, and those items, if any, added later to Appendix I by mutual agreement of the Parties.

     1.5. "Intellectual Property" means a patent, trademark, copyright, trade secret, trade name, license or know-how and associated or other industrial rights arising under any governmental authority, whether or not registered, filed, applied for or the like.

     1.6. "Notice" and "Notify" mean written notice in accordance with Section
          9.4 of this Agreement.

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     1.7. "US" means the United States of America.

2. SCOPE OF AGREEMENT

     2.1. Term of Agreement

          This agreement shall become effective upon the date of the last valid, authorized signature applied hereto. This Agreement shall expire thirty-six (36) months thereafter unless terminated earlier pursuant to Section 6.

     2.2. Marketing Rights

          Subject to all the terms and conditions of this Agreement, Seller grants Exabyte the right under any and all pertinent Intellectual Property to purchase Product from Seller and for Exabyte, its distributors and resellers to use, copy, modify, promote, lease, rent, distribute and re-sell Product throughout the world. These rights shall exist so long as Exabyte or its resellers have inventory of Product.

     2.3. New Product Inclusion

          Seller shall promptly inform Exabyte of any new product(s) or improvements to existing Product that Seller expects to offer. Seller will provide early evaluation units of new product(s) or improvements to Exabyte as soon as they are available.

3. TERMS OF PRODUCT SALE

     3.1. Price for Product

          Appendix I to this Agreement contains the prices which Exabyte shall pay Seller for Product. Such prices are exclusive of tax, duties or tariffs. Under the terms of Section 9.1, the Parties may revise Appendix I and II from time to time. Exabyte has the unequivocal right to set any resale price for the Product.

          3.1.1. Price Changes

               The prices to be paid by Exabyte for Product shall remain in effect for the period set forth in Appendix I, except that Seller may decrease Exabyte's price at any time without notice to Exabyte.

          3.1.2. Approval of Additional Charges

               Exabyte shall not be liable for any expenses or other charges not expressly identified in this Agreement.

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          3.1.3. Most Favored Customer Pricing

               Seller warrants to Exabyte that the prices in this Agreement do not exceed those offered to Seller's other customers purchasing similar products, parts and/or services of like grade and quality, and that if, during any term of this Agreement, Seller agrees to sell such products, parts and/or services for lower prices, at greater discounts or under more favorable terms to any other customer of Seller, thereupon and thereafter Exabyte shall be offered the same aforementioned considerations. Seller agrees to notify Exabyte of any such considerations within ten (10) calendar days after the consummation of any such agreement.

     3.2. Payment for Product

          3.2.1. Invoicing

               Seller shall submit invoices to Exabyte after shipment of Product as described on the purchase orders. Payment in full is due within thirty (30) days of invoice date. All prices and payment shall be in US dollars. Payment is conditional on acceptance of Product by Exabyte. Payment of invoices shall not be deemed acceptance of Product.

          3.2.2. Taxes

               The price(s) for the Product listed in Appendix I do not include sales, use, excise or similar taxes levied by any government on Seller's sale of Product to Exabyte. Exabyte shall be responsible for the payment of such taxes, duties or tariffs.

     3.3. Purchase Order and Acceptance

          3.3.1. Purchase Orders

               Exabyte may issue purchase orders (or released against a blanket purchase order) ninety (90) days prior to the initial ship date of Product pursuant to that purchase order (or release). Purchase orders shall include the following information if appropriate:

               (i) model and revision level of Product;

               (ii) quantity of Product to be purchased;

               (iii) unit price and total purchase order price;

               (iv) delivery location, dates and instructions;

               (v) name of Exabyte contact person; and

               (vi) invoicing instructions.

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          3.3.2. Acceptance of Orders

               Seller shall accept all of Exabyte's purchase orders issued in accordance with the provisions of this Agreement and shall provide Exabyte Notice thereof.

     3.4. Forecasts

          From time to time, Exabyte will furnish Seller a forecast for some time period with Exabyte's expected Product purchase volume and delivery dates. Seller will Notify Exabyte within seven (7) business days of its acceptance of Exabyte's latest forecasted purchase volume and Product delivery schedule, or will propose a revision thereto. Seller's acceptance represents a commitment to deliver Product in substantial conformance with the forecast. Seller may retract this commitment upon thirty (30) days prior Notice to Exabyte.

          3.4.1. Procurement of Components

               Seller will only purchase materials for Product against accepted purchase orders and consistent with Appendix IV. The forecast described in Section 3.4 above is for general planning purposes only, and does not represent any assurance to purchase Product on Exabyte's part, and Seller shall not rely upon it to make any commitments to third parties such as purchasing components or materials for the manufacture of the Product other than described in Appendix IV.

     3.5. Postponement and Rescheduling Shipments

          The Parties agree to negotiate in good faith any request for changes in Product quantities on order. Exabyte, at its sole discretion, shall be entitled to postpone shipment of all or part of a Product order.

     3.6. Shipment

          3.6.1. Shipment Terms and Liability; Authorized Agent

               Seller shall ship Product cxworks except as noted in this Agreement. Exabyte may instruct Seller to ship Product directly to an authorized agent of Exabyte which shall have the authority to reject Product. Title and risk of loss shall pass to Exabyte upon Seller's delivery to the common carrier specified by Exabyte. Seller shall tender Product to that carrier in such a manner and with sufficient time to ensure timely delivery to Exabyte in accordance with the agreed delivery schedule and the terms of this Agreement. Notwithstanding the foregoing, Seller accepts the responsibility for any loss due to its failure to properly preserve, package, or handle

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               Product or for any release of chemicals during shipment. Seller agrees to cooperate with Exabyte's efforts to resolve claims for shipping damages.

          3.6.2. Packaging

               Seller shall package and ship Product according to Exabyte's instructions, including those contained in Exhibit C, in a manner assuring protection and timely delivery of Product, and conformity with all applicable regulations and laws of every applicable governmental jurisdiction. All shipping containers shall be plainly and permanently marked with Seller's part number, Exabyte's part number, and Product serial number range in human-readable form and bar code format. Shipping containers shall indicate the Product quantity, number of cartons, and carry any markings required by Exabyte. The Product price in Appendix I includes the cost of packaging for normal shipment.

          3.6.3. Shipping Documents

               All shipping documents shall be placed inside the shipping container and shall include the following information:

               (i) the name of Exabyte's purchasing agent responsible for the shipment;

               (ii)   complete "ship to" address (including building number);

               (iii) waybill/bill of lading number; purchase order number; quantity;

               (iv)   description of Product (including Exabyte part number);

               (v)    indication of partial or complete shipment;

               (vi) dimensions and net and gross weights of the shipping container(s);

               (vii)  information to permit the shipment to be tracked, and

               (viii) other shipping information as may be needed by Exabyte.

          3.6.4. Delinquent Shipments

               Seller shall Notify Exabyte and Exabyte's authorized agent, if any, as soon as Seller has knowledge that it will not or it probably will not met agreed-upon delivery dates. Seller shall provide Exabyte an explanation for, take steps to remedy, and offer a remedial schedule to recover from, any actual or expected delinquency. Seller agrees shipments of Product to Exabyte shall not be delayed or preempted by Seller's other customers.

               3.6.4.1. Remedies for Delinquent Shipments

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               During the period of delinquency by Seller, Seller agrees to pay all costs to ship Product in the most expeditious manner to locations designated by Exabyte. Exabyte reserves the right to cancel the delayed shipment and purchase elsewhere and if Seller is at fault, charge Seller the difference between the price paid for the substitute goods and the purchase price of the delayed shipment (as stated in Exabyte's purchase order to the Seller). In the event Exabyte elects to cancel a delayed shipment, Exabyte shall not be responsible to Seller for the quantity or the purchase price of the canceled shipment and may recover from the Seller any increase in the market price of the Product as damages.

          3.6.5. Overshipments

               Exabyte need not accept Product delivered prior to its proper delivery date or shipments of Product in quantities exceeding the ordered amount. Such shipments will be held by Exabyte at Seller's risk and expense for a reasonable time awaiting shipping instructions and Seller shall pay return freight charges.

     3.7. Product Testing

          Prior to shipment, Seller shall test Product to ensure compliance with the Specifications. A complete record of such testing shall be kept by Seller and made available to Exabyte upon request. Exabyte may, upon reasonable request and at its sole expense, witness all Product tests carried out by Seller. Seller understands that the Specifications and other written documents cannot enumerate every requirement or procedure necessary to design, produce and deliver acceptable Product and agrees that implied standards apply to the supply of Product. Seller further understand that the Specifications may contain ambiguities and inherent idiosyncrasies requiring Seller diligence and communication with Exabyte.

     3.8. Inspection, Acceptance, Rejection

          3.8.1. Source Inspection

               At its own expense, Exabyte may conduct inspections at Seller's factory or at the source of supply of Product to confirm compliance with this Agreement. Such source inspections do not relieve Seller of its obligation to deliver conforming Product and do not constitute acceptance testing. Seller will provide inspection equipment and adequate space within reasonable proximity to Product at no cost to Exabyte Seller agrees to implement Exabyte's suggestions to improve processes relating to Product.

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          3.8.2. Acceptance

               Product shall be deemed accepted ninety (90) days from receipt of Product unless Exabyte or its authorized agent provides Notice of rejection sooner. Acceptance of any non-conforming Product or shipment shall not constitute a waiver of:

               (i) that or future Product's need to conform with the requirements of this Agreement, express or implied,

               (ii) Seller's need to supply Product in compliance with the latest express delivery schedule under Section 3.4; or

               (iii) any other Exabyte rights.

          3.8.3. Rejection and Remedies

               Exabyte or its authorized agent may reject Product shipments in whole or in part that do not conform with the requirements of this Agreement, express or implied. Seller agrees to immediately cure shortages, incorrect material, or other errors at Exabyte's option but in no event later than twenty (20) days after receipt of the non-conforming shipment. Exabyte reserves the right to procure substitute goods and charge Seller the difference between the price paid for the substitute goods and the purchase price of the nonconforming shipment (as stated in Exabyte's purchase order to the Seller). Seller grants Exabyte a security interest in all Product to the extent Exabyte has made uncamed payments to Seller.

          3.8.4. Return of Product

               At Exabyte's option, Exabyte may return to Seller, at Seller's expense, nonconforming Product for credit or replacement. At Seller's option, Seller may request Exabyte to scrap such Product in lieu of incurring the return shipping cost. Seller shall exercise its best efforts to replace nonconforming Product as soon as possible in the event Exabyte elects to receive replacement Product. Seller agrees to pay all reasonable costs incurred by Exabyte relating to nonconforming Product including, but not limited to, return freight and shipment of replacement Product. Seller will issue a Return Material Authorization (RMA) number within 72 hours after Exabyte Notifies Seller of any Product to be returned. Seller mush diagnose returned Product and inform Exabyte within 10 business days after Seller's receipt of rejected Product of the results of its failure analysis and the corrective action taken or planned.

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4. PRODUCT SUPPORT

     4.1. Engineering Support

          Seller will support Exabyte's engineering, prototype, and production requirements with appropriate engineering and technical support. Seller will also actively participate in engineering reviews upon Exabyte's request regarding design changes, manufacturability, durability, compatibility and testability.

     4.2. Exabyte Property for Seller's Use

          Exabyte may offer Seller the use of Exabyte's property including tooling. Such property, whether or not identified in Appendix V, shall be owned exclusively by Exabyte. Seller will not nor will it allow any third party to encumber, pledge or hypothecate such property. Such property shall remain under the exclusive control of Seller on Seller's promises and be used exclusively for Exabyte's sole benefit. Exabyte may enter Seller's premises and remove Exabyte's property at any time.

     4.3. Product Training

          Seller shall train up to ten (10) Exabyte sales and technical personnel in the sale, use and maintenance of the Product sufficient to permit Exabyte to fulfill its obligations to third parties and meet its objectives with respect to or causing the purchase of Product. The training shall be at no charge and conducted at a location selected by Exabyte. Exabyte shall pay for the reasonable expenses incurred by up to two (2) of Seller's training personnel traveling to the location selected by Exabyte for such training provided Exabyte pre-approves such expenses. Exabyte shall pay for the expenses of Exabyte personnel. Exabyte shall have no other liability with respect to training. Seller shall provide Exabyte's personnel with written reference materials regarding the Product and other support information.

     4.4. Technical Support

          Seller will provide Exabyte with technical support for the Product at no charge via telephone and fax during the term of this Agreement and for a period of five (5) years after the date of the last Product shipment. Such technical support shall be available during the hours of 5:00 a.m. to 9:00 p.m. Pacific Time, excluding holidays. Seller shall not provide any direct support to Exabyte's customers except as specifically requested by Exabyte.

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          4.4.1. Product Malfunction or Failure

               If a malfunction or failure of any Product cannot be corrected by Exabyte's service engineers after consulting with Seller by telephone or fax, then Seller shall either provide technical assistance at the site of the Product to resolve the difficulty together with Exabyte or Exabyte may resort to the warranty remedies. In the event of an on-site response, Seller may not charge Exabyte for technical support time if Product's warranty is still effective.

          4.4.2. Continued Support

               Exabyte shall have the right to continued support of Product at Seller's then-current rates for at least seven (7) years after termination or expiration of this Agreement for any reason.

     4.5. Documentation

          Seller shall supply Exabyte with reasonable quantities of appropriate documentation for Product. Such documentation shall include the customary items offered upon the sale of such a Product. Seller shall also furnish Exabyte complete Product documentation in machine-readable form or magnetic media in a format readable by Exabyte. Seller hereby grants Exabyte permission and a royalty-free, worldwide license to copy, modify and distribute such documentation as necessary in Exabyte's use or resale of the Product. Seller shall not charge Exabyte for the documentation described in this Section 4.5.

5. PRODUCT SUPPLY

     5.1. Quarterly Business Reviews

          The Parties agree to hold a business review meeting every ninety (90) days for the purpose of discussing business issues related to Product manufacturing and supply as described in the Quality Plan, Exhibit B. The Parties shall explore methods to improve quality and service, and reduce Product lead time, cost and price.

     5.2. Maintenance of Product Quality and Process Control

          5.2.1. Stability of Design, Process, Personnel

               Seller will Notify Exabyte in accordance with Appendix III and Exhibit C prior to any changes to Product, its manufacturing process or relevant employment changes affecting Seller's key personnel assigned to support Exabyte's business. Seller will not

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               make any changes to Product which affect its form, fit or
               function without Exabyte's prior written approval.

          5.2.2. Quality

               Seller must provide Product of quality acceptable to Exabyte. Product and the manufacturing processes must meet the quality requirements set forth in Exhibit B. Seller shall also be responsible for the quality of the materials/components of its suppliers, including those suppliers assigned to Seller by Exabyte.

          5.2.3. Manufacturing Processes

               Seller will provide Exabyte documentation of all related manufacturing, maintenance, and quality control processes, including types of data available and maintained. Seller shall not make any changes to the Product or processes governed by the Quality Plan.

          5.2.4. Engineering Change Orders

               From time to time, Seller may request permission from Exabyte, or Seller may be requested by Exabyte, to implement Engineering Change Orders ("ECOs") in accordance with this Section 5.2.4. Seller shall effectively manage ECOs to minimize scrap or rework while maximizing price reduction, quality and performance of Product or processes relating to its supply. Each Party shall Notify the other of all proposed ECOs and provide a sample of the pertinent ECO. Each party agrees to supply the appropriate documentation to support the other Party's investigation of the impact of the proposed ECO.

               5.2.4.1. Seller Requests ECO

                    Seller shall provide Exabyte prompt Notice and a copy of all ECOs proposed by Seller for the Product or its manufacturing processes. Seller shall provide all necessary information to Exabyte to permit a proper evaluation of the ECO including written estimate of costs to be paid by Exabyte and the commencement date for the proposed ECO. Seller shall not implement any ECO affecting the Product or its manufacturing processes without Exabyte's written approval. Exabyte may accept or reject any such proposed ECOs. Exabyte will advise Seller whether to allow Seller to implement its proposed ECO within a reasonable time after Seller provides complete information as described above and in the

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                    Quality Plan. The Parties shall share equally any cost
                    savings resulting from Seller's ECO initiative.

               5.2.4.2. Exabyte Requests ECO

                    Seller shall report to Exabyte all substantial costs to implement an ECO proposed by Exabyte, including those for obsolete material, within five (5) business days of Exabyte's request for an ECO. If new material is required for the ECO, the implementation date and the new cost will be mutually agreed upon. The entire cost savings resulting from Exabyte-initiated ECOs will be applied directly to reduce the purchase price to Exabyte.

     5.3. Exclusivity

          If Product contains or is based on any Exabyte Intellectual Property (other than Seller's grants of licenses to Exabyte herein), Exabyte Confidential Information or if the Product has been customized by Seller for Exabyte, Seller agrees not to sell Product or a substantially similar product to any party other than Exabyte during any term of this Agreement and for five (5) years thereafter.

     5.4. Continuity of Supply

          5.4.1. Factory Allocation

               If Seller is unable to meet Exabyte's demand for Product despite Seller's best effort, Seller agrees to allocate at least the same percentage of its factory production of Product that was allocated to Product prior to such constrained supply as averaged over the last four (4) months of full production until such time as Seller is able to meet Exabyte's demand for Product.

          5.4.2. Disaster Recovery Plan

               Seller agrees to develop a disaster recovery plan, reasonably acceptable to Exabyte, to assure the continued supply of Product. Such disaster recovery plan shall be submitted to Exabyte before the first shipment of Product.

          5.4.3. Discontinuance and Last Buy

               Seller agrees to provide Exabyte with one (1) year's prior written Notice of its discontinuance of any Product. Upon Exabyte's request, Seller will act in good faith to accommodate Exabyte's last buy proposal.

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     5.5. Product Warranty

          Seller warrants Product will meet Specifications and be free of defects in material or workmanship under normal use and service for thirty-nine (39) months from the time of shipment. Seller shall, at its option and expense, repair or replace such nonconforming or defective Product within thirty (30) days of Seller's receipt of such Product returned by Exabyte, or, at Exabyte's option, refund the purchase price of such Product. At Exabyte's option and request, Seller shall exercise its best efforts to ship replacement Product at Seller's expense as soon as possible. Seller shall not be required to remove or install Product from or into Exabyte's product(s) or system(s) for the purpose of such repair or replacement. Abuse or accident resulting in damage to product shall void this warranty with respect to such damage. The return of Product shall be governed by
          Section 3.8.4 above.

          5.5.1. Latent Defect

               Notwithstanding acceptance by Exabyte or the limitations of the Product warranty, Seller agrees to repair or replace at its expense Product that contains a defect that:

               (i) existed at the time of manufacture yet was not then active, discernible or evident so that such defect could not have been reasonably detected at the time of purchase using acceptance tests or procedures customary in the industry or actually used under this Agreement; and

               (ii) results in the material failure of Product to conform to the functional or reliability requirements set forth in the Specifications as determined by Exabyte.

          5.5.2. Epidemic Failure

               An epidemic failure of Product occurs when [two (2%)] percent or more of Product prove to be nonconforming or defective in Exabyte's application due to the same root cause traceable to Seller (as compared with all Product sold to Exabyte during the same time period as the affected Product) within [four (4) years] of their first sale. Epidemic failure excludes Product failures directly due to action(s) that voids the warranty under this Agreement. In the event of epidemic failure, Seller agrees to extend warranty coverage to all Product actually or reasonably expected to be affected by such epidemic failure and incur reasonable expenses to correct such affected Product including, but not limited to, the costs associated with replacing or repairing such affected Product.

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          5.5.3. Title

               Seller warrants that at the time of delivery and thereafter, title to Product shall be free and clear of all liens, encumbrances, or other claims.

          5.5.4. Year 2000 Compliance: Product

               Seller warrants that Product and related supporting data and files, will function correctly when manipulating, calculating, or otherwise dealing with dates, times and related data in the following manner:

               (i) date and time data will be accurately processed (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations;

               (ii) Product will accurately process date and time data and not inhibit the proper function of any other device when used in combination with other products; and

               (iii) Product will neither contain nor create any logical or mathematical inconsistency, will not malfunction, and will not cease to function when processing date and time data ("Year 2000 Compliant").

          The warranty under this Section 5.5.3 shall not apply to output, results, errors, or abnormal terminations caused in whole or in part by erroneous or ambiguous input from a source other than Product.

          5.5.5. Year 2000 Compliance; Seller, Major Vendors and Customers

               Seller warrants that its computers and other business processes are Year 2000 Compliant. Seller warrants that its major vendors and customers are Year 2000 Compliant. For the purpose of this
               Section 5.5.4. "Year 2000 Compliant" means the names entities have taken reasonable steps to ensure that the use of dates past 1999 will not adversely affect business operations as substantially described in the previous Section 5.5.3.

          5.5.6. Warranty Disclaimer

               EXCEPT AS SET FORTH HEREIN, SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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     5.6. General Warranties.

          Seller represents, warrants and agrees that:

          a) Seller is the owner of all rights, title and interest in and to the Product;

          b) Seller has the full right and power to enter into this Agreement and its performance hereunder does not conflict with or cause a breach under any agreement, license or other instrument, law, rule, order or regulation binding Seller or relating to Product;

          c) Product furnished by Seller to Exabyte shall be free and clear of any and all encumbrances and/or liens of any nature whatsoever;

          d) Seller has not used or disclosed, in an unauthorized manner, any Confidential Information or Intellectual Property of third parties in its creation or supply of the Product;

          e)   Product does not infringe any third party's Intellectual
               Property;

          f) Any computer programs delivered by the Seller, and the media upon which they are contained, do not and shall not include instructions whose purpose is to disrupt, damage or interfere with the operation of computers; and

          g) Except as to countries to which a general trade embargo by the United States applies, the Product may be lawfully exported worldwide without obtaining any validated export licenses.

     5.7. Limitation of Liability

          5.7.1. Limitation on Damages

               Neither Party shall be entitled indirect, punitive, special, incidental or consequential damages, in connection with or arising out of this Agreement (including loss of profit, use, data or other economic advantage), however it arises, whether for breach of this Agreement, including breach of warranty, or in tort, even if the complaining Party has been previously advised of the possibility of such damage.

          5.7.2. Intellectual Property Indemnification

               Seller shall defend, indemnity and hold Exabyte, its directors, officers, employees, agents, affiliates, assignees, subcontractors and customers harmless against any and all liability arising from or in connection with any claim, demand, fee, obligation or action ("Claim") that:

               (i)  Product infringes a third party's Intellectual Property; or

               (ii) arises due to Seller's neglect in removing symbols, words, numbers or marks from rejected, returned or unpurchased Product.

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               Should Product become, or in either Party's opinion, be likely to become, the subject of such a Claim, then Seller shall, at Seller's expense, use its best efforts to procure for Exabyte the right to continue using Product. If Seller cannot procure such a right for Exabyte's benefit, Seller shall replace or modify Product to eliminate the infringement and pay all of Exabyte's costs due to the infringement. Seller's obligations as set forth in this Section are conditioned on the following:

               (i) Exabyte must provide reasonable prompt Notice to Seller of such Claim;

               (ii) Seller must have the option to have sole control of the defense of any action on such Claim subject only to Exabyte's reasonable consent of any settlement;

               (iii) Exabyte must provide reasonable assistance to Seller at
                     Seller's expense in defending such Claim;

               (iv) Product must have no alterations to in a manner relevant to the Claim by Exabyte;

               (v) Exabyte must use updated Product provided to eliminate infringement;

               (vi)  Product must have been used for its intended purpose; and

               (vii) the Claim must not arise solely from Exabyte's Intellectual
                     Property.

          5.7.3. Hold Harmless

               Seller agrees to defend, indemnify and hold Exabyte harmless from all loss, cost, damage, or expense based on or arising out of Seller's performance or nonperformance under this Agreement, Seller's breach of any warranty, or any claims arising from Seller's fault, negligence or strict liability.

          5.7.4. Survival

               The provisions in this Section 5.6 shall survive for five (5) years after termination or expiration of this Agreement.

6. TERMINATION

     6.1. Termination by Exabyte

          Exabyte shall have the right to terminate this Agreement without cause upon thirty (30) days advance Notice to Seller. In the event of such termination, Exabyte may cancel all purchase orders issued hereunder as of the effective date of such termination without further notice to Seller.

     6.2. Termination for Cause

          Either Party shall be entitled, without prejudice to any other rights accruing under this Agreement or in law, to immediately terminate this Agreement in the event:

          (i) the other Party fails to meet any of its material obligations herein after the terminating party has given Notice of the grounds for termination to the other Party and, if the breach can be cured, that other Party fails to cure the alleged breach within thirty (30) days of said Notice;

          (ii) a petition in bankruptcy (or under any similar insolvency law) is filed against or by the other Party;

          (iii) the other Party makes an assignment for the benefit of its creditors; or

          (iv) a receiver is appointed for, or a levy or attachment is made against, all or substantially all of the other Party's assets.

          The Party which terminates this Agreement for cause retains any remedy for breach of the whole contract or any unperformed portion whether allowed in this Agreement, at law, equity or otherwise.

     6.3. Effect of Termination

          In the event either Party terminates this Agreement:

          (i) Seller shall deliver promptly all completed Product manufactured pursuant to Exabyte's purchase orders;

          (ii) Seller shall fulfill all accepted purchase orders at Exabyte's option;

          (iii) both Parties shall return immediately the other's property, including but not limited to, Funded Tooling and equipment, and tangible manifestations of Confidential Information except as allowed in any Agreement between the Parties;

          (iv) Exabyte shall reimburse Seller for any unpaid portion of Funded Tooling as described in Appendix V; and

          (v) any claim by Seller for Exabyte to pay for work-in-process and parts inventories shall be accompanied by complete documentation and shall be governed by Appendix IV, Unique Long lead Time Components.

          Notwithstanding Appendix IV or the preceding, if Exabyte terminates for Seller's breach, Seller shall not be entitled to any cost incurred with respect to the canceled portion of any purchase order. In no event shall Seller be entitled to any cancellation charges or fees in excess of payments negotiated under this Agreement.

     6.4. License Under Termination

          In the event of termination of this Agreement by Exabyte for cause, Seller grants to Exabyte a perpetual, irrevocable, non-exclusive, world-wide, royalty free license, together with the right to sublicense, to Seller's

          Intellectual Property and supportive technologies related to Product to make, have made, use, sell, lease, or otherwise dispose of Product in order to provide Exabyte full rights to the commercial exploitation of the Product. Additionally, Seller shall provide all reasonable assistance necessary to enable Exabyte to exercise this license. Such license shall be freely transferable without the consent of Seller.

7. CONFIDENTIALITY

         Each Party ("Receiving Party") may receive or learn of Confidential Information from the other Party ("Disclosing Party"). Receiving Party shall hold the Disclosing Party's Confidential Information in trust and confidence employing at least the same measures to protect the Disclosing Party's Confidential Information as the Receiving Party employs to protect its own Confidential Information and in no event less than due care. Receiving Party shall only disclose the Disclosing Party's Confidential Information to persons:

         (i) with a need to know such Confidential Information and only to the extent necessary to permit the performance of obligations arising under this Agreement; and

         (ii) who are bound not to discuss such Confidential Information under at least the same terms as dictated in this Agreement.

          "Confidential Information" means Intellectual Property, models, components, parts, drawings, sketches, programs, specifications, techniques, processes, test data, methods, inventions, research, design, costs, forecasts, plans, profits, pricing, customer names, or other information with respect to either Party that the Disclosing Party relies upon for a competitive advantage or that must be kept confidential under law or other obligation. "Confidential Information" also includes oral or written disclosures of information identified as secret, confidential or proprietary at the time of disclosure or within a reasonable time thereafter. The undertaking and obligations of Receiving Party under this Agreement shall not apply to Confidential Information that is:

          (i) already known to Receiving Party without any wrongful action or inaction by any party;

          (ii) independently developed by Receiving Party without reference to the other Party's Confidential Information;

          (iii) in the public domain at the time of either Party's disclosure;
                or

          (iv)  generally disclosed to third parties without restriction.

     7.1. Compelled Disclosure

          In the event the Receiving Party is compelled by proper judicial or governmental authority to disclose the other Party's Confidential Information, then the Receiving party shall, prior to disclosure;

          (i)   promptly Notify the Disclosing Party;

          (ii) allow the Disclosing Party a reasonable time to oppose the disclosure; and

          (iii) Work with the Disclosing Party to set in place adequate measures for the protection of such Confidential Information despite any disclosure.

     7.2. Return of Confidential Information

          Receiving Party shall, immediately upon request of Disclosing Party, return to Disclosing Party any or all tangible manifestations of Disclosing Party's Confidential Information in the possession of the Receiving party and permanently destroy its electronically stored records of such Confidential Information. Receiving Party further agrees to employ commercially reasonable efforts to retrieve tangible manifestations of Disclosing Party's Confidential Information that Receiving party has given to third parties and seek the permanent destruction of all electronically stored records of such Confidential Information.

     7.3. Publicity

          Neither Party shall, without first obtaining the other's written permission, in any manner advertise, publish, or disclose the material terms, details, or unique Specifications of or in this Agreement expect as otherwise allowed under law.

     7.4. Removal of Identifying Marks

          Seller agrees to not deliver, sell, or release Product containing Exabyte Confidential Information to any party other than Exabyte except by Exabyte's written authorization under the terms of Section
          9.4 below. In the event Seller leases, sells or otherwise transfers Product to a third party, Seller shall remove from such Product any symbols, words, numbers or any such marks related to the sale of the Product to Exabyte or otherwise identified with Exabyte.

     7.5. No License or Assignment

          The furnishing of Confidential Information shall not be construed to grant any license or constitute any assignment of a right to any Confidential Information for the benefit of any party other than the Disclosing Party except as expressly provided in this Agreement.

     7.6. Non-Solicitation

          To further protect Confidential Information, neither Party shall directly or indirectly encourage or seek to influence any employee of the other Party to leave that other Party's employment during the term of this Agreement and for six (6) months after its termination or expiration. In the event of breach of this provision, the breaching party shall pay the other Party an amount equal to one year's salary of the pertinent employee.

     7.7. Survival

          Notwithstanding anything in this Agreement to the contrary, all obligations of confidentiality and non-disclosure between the Parties shall survive termination of this Agreement and be binding upon the Parties for an additional period of five (5) years after the termination or expiration of this Agreement.

8. CONSTRUCTION OF AGREEMENT

     8.1. Headings and References

          Section headings are for reference purposes only and shall have no operative effect in the construction of the rights or obligations to the Parties pursuant to this Agreement. References to a section number include all of its subsections.

     8.2. Official Language

          English is the official language of this Agreement and the English version of this Agreement shall be the sole binding version. Documents or Notices not originally written in English shall have no effect under this Agreement until they have been translated into English by the Party providing the Notice or document and the English translation shall then be the controlling form of the document or Notice.

     8.3. Applicable Law

          This Agreement shall be construed under and governed by the laws of the State of Colorado without regard to that jurisdiction's conflict of laws doctrine. The Parties hereby specifically exclude the Untied Nations Convention for the International Sale of Goods from any application with respect to this Agreement.

     8.4. Order of Precedence

          In the event of any conflict between:

          (i) the provisions of the main body of this Agreement and those in the Exhibits hereto; or

          (ii)  any subsequent amendments of this Agreement and the documents in
                (i) above;

          the order of precedence shall be: first, the amendments; second, the Exhibits; and third, the main body of this Agreement without regard to any conflicting Attachments.

     8.5. Singular and Plural Expressions

          Defined terms, words or other expressions shall retain their meanings as defined herein regardless whether their definition or the usage occurs in the singular or plural form as necessary in the context.

9. GENERAL PROVISIONS

     9.1. Entire Agreement; Counterparts

          This Agreement, together with its Attachments, Exhibits and Appendices is the sole and complete statement of the rights and obligations of the Parties as to the sale and purchase of Product and it supersedes all previous understandings, negotiations and proposals between the Parties concerning the subject matter. By their signatures below, the Parties execute this Agreement and all its Attachments, Exhibits and Appendices. This Agreement may not be altered, amended, rescinded or modified except by written agreement between Seller and Exabyte and signed by an authorized officer of each Party that expressly amends, rescinds, supersedes or terminates this Agreement. Any printed conditions on purchase orders and acceptance forms are superseded by this Agreement and not effective except as stated in this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same Agreement.

     9.2. Disputes

          All disputes or controversies that arise between Exabyte and Seller in relation to or in connection with this Agreement shall be finally settled by a federal court located in Boulder County, Colorado. In the event such federal court lacks subject matter jurisdiction, disputes shall be referred to a state court in Boulder, Colorado. The Parties hereby consent to the jurisdiction and venue of such courts in Colorado.

     9.3. Enforcement

          In the event an authorized court with jurisdiction declares any provisions of this Agreement unenforceable, the remaining enforceable provisions shall survive, provided this Agreement still expresses the general intent of the Parties. In the event the general intent of the Parties cannot be preserved, this Agreement, or such provisions, shall either be renegotiated in good faith or rendered null and void.

     9.4. Notices

          All Notices and communication between the Parties under this Agreement shall be in English. Notices shall be deemed to have been given on the date Notice was sent if evidenced by a receipt generated as a result of the method used to notify the other Party. Otherwise, the date of Notice shall be that date the Notice was received as indicated by a date stamp customarily used by the receiving Party for that purpose. Notice may be given by facsimile, if in the case of Notice to Exabyte, Seller sends Notice to the following:

                 (303) 417-7200            attention: Ms. Diana Kozial
                   fax number                         program manager

          and in the case of Notice to Seller, Exabyte sends Notice to the following:

                   65 861 6680             attention: Mr. Patrick Tay
                   fax number                         sales manager

          9.4.1. Notice of Default, Breach, Termination or Disclosure

               Notice of default, breach, termination, or expected or actual disclosure of the other Party's Confidential Information under
               Section 7.1 above, shall be given in writing by certified or registered mail addressed to the respective Party at their respective addresses below:

                    SELLER:
                    Singapore Shinei Sangyo PTE, Ltd.
                    31 Joo Koon Circle
                    Jurong Town, Singapore 629108
                    Attn: Mr. Patrick Tay

                    EXABYTE:
                    Exabyte Corporation
                    1685 38th Street
                    Boulder, Colorado 80301 U.S.A.
                    Attn: General Counsel

               A Party may send initial Notice under this Section 9.4.1 by facsimile, however, that Party agrees to immediately send confirmation of such Notice by mail, as provided above, and in no case later than five (5) days after the date the facsimile was sent. The effective date of such Notice shall be the mailing date as evidenced by the mail receipt.

     9.5. Assignment

          Except as allowed in Section 3.6.1, this Agreement is not assignable by either Party.

     9.6. Waiver

          A waiver by either Party of its rights hereunder with respect to a breach of the other Party's obligations shall not be construed as a continuing waiver with respect to other breaches of the same or other provisions of this Agreement.

     9.7. No Agency Created

          Neither Party is a partner, joint venture, agent, representative, or employee of the other Party. Neither Party or that Party's employee, consultant, contractor or agent is granted the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party or to bind such other Party in any manner to anything whatsoever.

     9.8. Compliance with Laws and Indemnification

          Seller represents that it does and shall at all times comply with the provisions of all applicable national, international, federal, state and local laws, rules and regulations and agrees to provide information to enable Exabyte to comply with such laws and regulations in the use and sale of the Product.

          If the Product is purchased for incorporation into merchandise sold under a US government contract or subcontract, the terms required by law to be inserted shall apply to that purchase. Seller warrants that Seller has commercial general liability insurance in the minimum amount of one million dollars (US $1,000,000) per occurrence and two million dollars in the aggregate (US $2,000,000) including product liability and completed operations coverage. Seller agrees to provide Exabyte evidence of such insurance upon request. Seller agrees to not use in the course of performance of this Agreement, and warrants that the Product does not contain nor has been manufactured using any "class I substance" within the meaning of 42 USC Section 7671a. Seller shall Notify Exabyte if any chemicals on the Exabyte List of Restricted Chemicals are used in the manufacture of, or are contained in, the Product. Seller agrees to indemnify and hold Exabyte harmless for any costs, damages, and/or expenses arising from Seller's non-compliance with this Section.

          9.8.1. Federal Law

               Seller represents that it complies with US federal laws, including, but not limited to, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Service Contract Act, the Clean Air and Water Act, the Drug-Free Workplace Act, and the Equal Employment Opportunity Act and affirmative action clauses prescribed by Executive Orders, and agrees to provide statements substantiating Seller's compliance.

     9.9. Import Requirements

          If the Product is imported, Seller agrees to allow Exabyte to be the importer of record where possible. Exabyte reserves the right to file third party duty drawback claims in the event that Seller is the importer of record on foreign parts and/or products purchased for and sold to Exabyte in the US. The Seller will provide all necessary documents to Exabyte for duty drawback claims in accordance with US Customs regulations. Seller agrees to provide, upon Exabyte's request, documents to prove importation and to transfer duty drawback rights to Exabyte. Seller shall mark every Product or its container with the country of origin and otherwise comply with all applicable import rules, regulations and laws.

     9.10. Force Majeure

          Either Party's non-performance under this Agreement shall be excused to the extent that performance is rendered impossible due to major disruptive acts of God, war, debilitating fires, or when directly due to government restrictions, for so long as such disturbance continues. The obligations of the Parties shall be restored when such force majeure dissipates or no longer directly affects the Party's ability to perform. Notwithstanding the foregoing, non-performance due to force majeure that continues for more than twenty (20) calendar days may be cause for termination.

          9.10.1. Return to Production

               Upon Seller's return to production following force majeure, Seller agrees to allocate its factory production to Product based on the following: Seller will determine what percentage of its total factory production was allocated to Product, averaged over the last four (4) months of full production plus the upcoming 1-month period indicated on Exabyte's firm purchase order, and will allocate that same percentage, or greater, of production to Exabyte until such time as Seller is able to meet Exabyte's demand for Product.

     9.11. Express Remedies No Limitation

          The Remedies enumerated herein shall not limit either Party's right to resort to other remedies available at law or equity.

     9.12. Survival of Provisions

          In addition to those provisions so noted, any other provisions in this Agreement, which by their nature should survive after termination or expiration of this Agreement, shall survive.

     IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, effective as of the last date signed below ("Effective Date").

EXABYTE CORPORATION                          SINGAPORE SHINEI SANGYO PTE, LTD

By:                                          By:
   -------------------------------------         -------------------------------
   William I. Marriner                           Patrick Tay

Title: President/Chief Executive Officer     Title: Sales Manager
       ---------------------------------            ----------------------------

Date: March 28, 1999                         Date: March 18, 1999
      ----------------------------------           -----------------------------

                              INDEX OF ATTACHMENTS

APPENDIX I      Product and Pricing

APPENDIX II     Key Technical Personnel

APPENDIX III    Exabyte's Liability for Work-In-Process

APPENDIX IV     Funded Tooling

EXHIBIT A       Specifications

EXHIBIT B       Quality Plan with Process Verification Plan (PVP)

EXHIBIT C       Shipping Requirements